Exhibit 21

                         SUBSIDIARIES OF THE REGISTRANT

      1. The First National Bank of McConnellsburg; a nationally chartered bank established in 1906.

      2. FNB Mortgage Brokers, Inc., a Pennsylvania corporation licensed in Pennsylvania and Maryland to broker mortgage loans in the secondary market.